UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Walter Energy, Inc.
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Walter Energy, Inc.
3000 Riverchase Galleria
Suite 1700
Birmingham, AL 35244

www.walterenergy.com

For Immediate Release

ISS RECOMMENDS SHAREHOLDERS VOTE FOR ALL WALTER ENERGY NOMINEES ON THE WHITE PROXY CARD

Nation’s Two Leading Independent Proxy Voting Advisory Services Reject All of Audley Capital’s Director Nominees

BIRMINGHAM, Ala. — Apr. 15, 2013 — Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) today announced that ISS, the nation’s leading independent proxy voting advisory service, has recommended that Walter Energy shareholders vote on the WHITE proxy card FOR all ten of the individuals nominated by the Company’s Board of Directors for election to the Board at the Company’s Annual Meeting of Shareholders on April 25, 2013.

In recommending its clients reject each and all of Audley Capital’s five nominees, the ISS report states: “The board appears to already have been in the process of addressing many of the concerns the dissident raised, and there is some evidence that it is succeeding.  As there does not appear to be a clear course of action that should be taken instead of what the board is currently doing, the dissident has not made a compelling case that change at the board level is warranted, and shareholders should vote on the WHITE proxy card FOR the management nominees.”

ISS is the second major proxy voting advisory service to endorse all of the Board’s candidates.  Last week Glass Lewis also recommended that shareholders vote for all of Walter Energy’s nominees.

The Company is sending a letter to its shareholders noting the advisory services’ recommendations, highlighting its progress on key initiatives, and reaffirming the significant work that is underway to position Walter Energy to build value for shareholders as met coal prices rebound.

Text of April 15 letter to Walter Energy Shareholders:

Dear Fellow Walter Energy Shareholders:

With only a short time before our Annual Meeting on April 25th, we wanted to bring you up to date on several important developments, as you have a clear choice before you related to your investment in Walter Energy and its path forward.

ISS and Glass Lewis — the Nation’s Two Leading Independent Proxy Voting Advisory Services — Recommend FOR all Walter Energy Nominees on the WHITE Proxy Card

The two leading independent proxy advisory services, ISS and Glass Lewis, have both recommended that our shareholders vote on the WHITE proxy card for Walter Energy’s entire slate of board nominees — rejecting every one of the director nominees of Audley Capital, a U.K.-based activist hedge fund that is attempting to take effective control of the board despite owning less than one-tenth of one percent of your Company’s outstanding shares.

We know we have more work to do.  We are focused on reducing costs aggressively, safely increasing profitable met coal production, and improving our financial flexibility.

We believe our progress is tangible, as demonstrated by our recently announced first quarter preliminary operating results.  They show improved performance, driven largely by increased metallurgical coal sales volume and pricing, increased production, and lower costs.

We emphasize that your Board and management team are not tied to any asset; our sole objective is to create value.  We are committed to continue the transformational work that led to Walter Energy’s evolution into a highly valuable and unique “pure play” met coal company, while taking decisive action to generate cash and significantly reduce debt.

We urge you to vote the WHITE proxy card and elect Walter Energy’s slate of directors, and help them, along with the new management team, to continue their path to creating value on your behalf.

Key excerpts from the ISS report:

“The board appears to already have been in the process of addressing many of the concerns the dissident raised, and there is some evidence that it is succeeding. As there does not appear to be a clear course of action that should be taken instead of what the board is currently doing, the dissident has not made a compelling case that change at the board level is warranted.”

“It is perhaps especially telling that the key parts of the dissidents plan appear to be actions the board has already identified and begun implementing.”

“The board has acknowledged that it is working to address [high debt load and perception of poor cost controls], and had implemented plans publicly to do so well before the dissident began its campaign. There is evidence that it has done so.”

“It is unclear . . . what the board should do differently going forward, since it has also committed to reducing debt to levels the dissident also believes are appropriate.”

Key excerpts from the Glass Lewis report:

“…we believe the significant decline in the Company’s share price over the past several years can be largely attributed to a wider industry decline and lower prices for metallurgical coal and not to egregious mismanagement under the current board, as claimed by the Dissident.”

“Overall, given that the current board appears to be making reasonable progress on cost controls, changing oversight of this process at this time appears unwarranted, in our view.”

“. . . we do not believe there are significant knowledge or experience gaps on the existing board that need to be addressed. …Overall, we believe the current board has adequate industry experience to effectively oversee the Company as well as a reasonable number of recent appointees to provide fresh perspective.”

“We are also concerned that the Dissident holds just 0.1% of the Company’s outstanding shares as of the record date.  Given the relatively small ownership stake in the Company held by the Dissident and its nominees, we question whether they would serve as the most effective monitors and representatives of shareholder interests on the board.”

Walter Energy’s Strategic Plan to Build Shareholder Value Is Gaining Momentum

In our letters over the past few weeks, we have highlighted to you our key strategic initiatives and benchmarked our goals.  We continue to make progress, as demonstrated by our preliminary first quarter operating results.

•                  We are aggressively reducing costs:  The Company expects to report that metallurgical coal cash cost of sales for the first quarter 2013 declined by over $10 per metric ton as compared with the fourth quarter 2012.

•                  We are focusing on profitable production:  In addition to the idlings announced last year, last month we announced the idling of our Willow Creek mine and the closing of our North River thermal mine nine months ahead of schedule.

•                  We are improving our financial flexibility:  Last month we completed a second bond offering to enhance our liquidity and extend our maturity profile, resulting in no material debt payments until 2015 and no incremental funding required at this time.

Notably, research analysts reacted positively to our preliminary first quarter operating statistics.

“We believe [the preliminary earnings announcement] supports the view that Walter’s operations are moving in the right direction . . .” — Nomura; April 12, 2013

“. . . production and cost control execution represents progress in moving costs lower as the year progresses . . . this positive pre-announcement removes a key overhang for the stock.” —Morgan Stanley; April 11, 2012

Audley Capital’s Ideas Are Value Destructive and Not Aligned with Shareholders

Audley Capital continues to put forward a flawed agenda comprised of a restatement of our pre-existing strategic initiatives, misleading assertions, and value destructive ideas.  They provide no clear long-term plan for the Company that differs from our business plan other than to propose such value-destructive ideas as ill-timed divestitures or off-balance sheet and dilutive financings to be pursued at the trough of the met coal cycle.  The implementation of the Audley agenda would be highly problematic for Walter Energy and its shareholders.

It is notable that third parties have asserted that Audley Capital’s attempt to seize effective control of your Company has negatively impacted our stock price.

“Uncertainty stemming from an ongoing proxy battle has led WLT to materially underperform its peers…The slow met market has weighed heavily on the group, but uncertainty from the proxy battle has no doubt exacerbated WLT’s decline.” — Cowen Securities; April 10, 2013

Walter Energy already has the right leadership, the right strategy, and a commitment to deliver results on your behalf that has never been stronger.  We are also committed to open and candid communications with our owners.  Finally, we believe we are entering a stronger period of met coal prices with a streamlined and disciplined organization that is poised to reduce debt and deliver returns for shareholders.

Now is not the time to disrupt our momentum.  Please vote for ALL TEN of Walter Energy’s nominees — your Board and management team are committed to build and deliver value for our shareholders, today and in the future.

Your vote is important in this election, and we urge you to vote TODAY so that your voice is heard.  To elect the Walter Energy Board’s nominees, we encourage you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.  We also urge you to discard all proxy cards sent to you by Audley Capital.

Sincerely,

Michael T. Tokarz Chairman of the Board	Walter J. Scheller, III Chief Executive Officer and Director

*Walter Energy has not requested or obtained the consent of any third party quoted.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 717-3898

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any proxy card sent to you by

Audley, as doing so will revoke your vote on the WHITE proxy card.

About Walter Energy

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: unfavorable economic, financial and business conditions; the global economic crisis; market conditions beyond our control; prolonged decline in the price of coal; decline in global coal or steel demand; prolonged or dramatic shortages or difficulties in coal production; our customer’s refusal to honor or renew contracts; our ability to collect payments from our customers; inherent risks in coal mining such as weather patterns and conditions affecting production, geological conditions, equipment failure and other operational risks associated with mining; title defects preventing us from (or resulting in additional costs for) mining our mineral interests; concentration of our mining operations in limited number of areas; a significant reduction of, or loss of purchases by, our largest customers; unavailability of cost-effective transportation for our coal; availability, performance and costs of railroad, barge, truck and other transportation; disruptions or delays at the port facilities we use; risks associated with our reclamation and mine closure obligations, including failure to obtain or renew surety bonds; significant increase in competitive pressures and foreign currency fluctuations; significant cost increases and delays in the delivery of raw materials, mining equipment and purchased components; availability of adequate skilled employees and other labor relations matters; inaccuracies in our estimates of our coal reserves; estimates concerning economically recoverable coal reserves; greater than anticipated costs incurred for compliance with environmental liabilities or limitations on our abilities to produce or sell coal; our ability to attract and retain key personnel; future regulations that increase our costs or limit our ability to produce coal; new laws and regulations to reduce greenhouse gas emissions that impact the demand for our coal reserves; adverse rulings in current or future litigation; inability to access needed capital; events beyond our control may result in an event of default under one or more of our debt instruments; availability of licenses, permits, and other authorizations may be subject to challenges; risks associated with our reclamation and mine closure obligations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks related to our indebtedness and our ability to generate cash for our financial obligations; downgrade in our credit rating; our ability to identify suitable acquisition candidates to promote growth; our ability to successfully integrate acquisitions; our exposure to indemnification obligations; volatility in the price of our common stock; our ability to pay regular dividends to stockholders; costs related to our post-retirement benefit obligations and workers’ compensation obligations; our exposure to litigation; and other risks and uncertainties including those described in our filings with the SEC. Forward-looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in our most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on our website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

Important Additional Information

On March 8, 2013, Walter Energy filed with the Securities and Exchange Commission (“SEC”), a definitive proxy statement (as it may be amended or supplemented, the “Proxy Statement”) concerning the proposals to be presented at Walter Energy’s 2013 Annual Meeting of Stockholders in connection with the solicitation of proxies from Walter Energy’s stockholders. The Proxy Statement contains important information about Walter Energy and the 2013 Annual Meeting. In addition, Walter Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. INVESTORS AND STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT WALTER ENERGY AND THE PROPOSALS TO BE PRESENTED AT THE 2013 ANNUAL MEETING. These documents are available free of charge at the SEC’s website (www.sec.gov) or from Walter Energy at our investor relations website (www.investorrelations.walterenergy.com). The contents of the websites referenced herein are not deemed to be incorporated by reference into the Proxy Statement.

Certain Information Regarding Participants

Walter Energy, its directors and certain of its officers may be deemed to be participants in the solicitation of Walter Energy’s stockholders in connection with its 2013 Annual Meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons is found in the Proxy Statement for the 2013 Annual Meeting, which is filed with the SEC. Additional information regarding these persons can also be found in other documents filed by Walter Energy with the SEC. Stockholders are able to obtain a free copy of the Proxy Statement and other documents filed by Walter Energy with the SEC from the sources listed above.

Contact:	For media:	For investors:
	Ruth Pachman	Mark Tubb
	ruth-pachman@kekst.com	mark.tubb@walterenergy.com
	212/521-4891	205/745-2627

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